WILLSCOT REPORTS THIRD QUARTER 2026 RESULTS

Exceeded Q3 2026 Outlook for Revenue and Adjusted EBITDA

Provides Early 2027 Outlook for Adjusted EBITDA Growth and Deleveraging Expectations

SCOTTSDALE, November 5, 2026 - WillScot Holdings Corporation (“WillScot” or the “Company”) (Nasdaq: WSC), a leader in innovative temporary space solutions, today announced third quarter 2026 results, including key performance highlights and market updates, an update to its 2026 full year outlook, and early thoughts on 2027 Adjusted EBITDA growth and deleveraging.

Q3 20261
•Generated revenue of $601 million, gross profit margin percentage of 50.7%, and net income of $52 million.
•Reported Adjusted Net Income of $53 million and Adjusted EBITDA of $234 million at a 38.8% margin, up 160 basis points sequentially from the second quarter 2026.
•Reported diluted and Adjusted Diluted Earnings Per Share of $0.28 and $0.29, respectively.
•Generated leasing and services revenue of $573 million, up 7.5% year-over-year with a 4.0% increase in leasing revenue and a 22.7% increase in delivery and installation revenue.
•Modular space units-on-rent increased 1.2% year-over-year, accelerated by 12% year-over-year activation growth in the quarter.
•Generated Net cash provided by operating activities of $198 million, up 4% year-over-year, and Adjusted Free Cash Flow of $78 million.
•Invested $123 million in Net CAPEX, prioritizing new rental equipment and refurbishments in highly utilized product lines to support major project activity and Enterprise Accounts.
•Paid down $57 million of outstanding debt.
•Increased previously issued full year 2026 outlook for revenue and Net CAPEX to reflect increased commercial activity. Maintained the outlook for Adjusted EBITDA based on the expectation for sustained variable costs to support demand in the fourth quarter 2026 and into 2027.

Tim Boswell, President and Chief Executive Officer of WillScot, commented, "Our third quarter results exceeded our expectations for revenue and Adjusted EBITDA. Leasing revenue increased 4% and delivery and installation revenue increased 23% year-over-year. Modular activations increased year-over-year for the fourth consecutive quarter, driving a positive inflection in units-on-rent. And revenue from Enterprise Accounts was up 15% year-over-year in the quarter. Together, we believe these are strong indicators that momentum is building in the business, our differentiated value proposition is resonating in the market, and our revenue mix is shifting in favor of our highest value offerings with our top customers."

Boswell continued, "Margins and return on invested capital both increased sequentially in the quarter. We continue to see a higher mix of delivery, installation, and activation activity, which are short-term margin headwinds, but consistent with our increased volume growth expectations through the fourth quarter and into 2027. We continue to execute methodically across multiple levers in our field and centralized operations to further improve margins and the customer experience."

Boswell concluded, "We are supporting continued strong order activity with organic growth investments in our most highly utilized fleet categories where we see attractive returns and lease durations. These investments are strengthening our leasing revenue run-rate heading into next year, while continuing to generate strong free cash flow in the quarter. Overall, our improving run-rate, organic growth investments, and margin initiatives support mid-single digit percentage growth in Adjusted EBITDA in 2027. We believe this is a balanced initial outlook given potential risks to the pace of data center build-outs and potential upside if strength in modular activation activity continues or the demand profile broadens. We are excited about these fundamental improvements to our business trajectory and intend to execute against these opportunities on behalf of our shareholders."

Matt Jacobsen, Chief Financial Officer of WillScot, commented, "Third quarter 2026 revenues of $601 million and Adjusted EBITDA of $234 million exceeded our outlook due to continued strong leasing and services revenue growth. Adjusted EBITDA margins expanded 160 basis points sequentially in the third quarter while absorbing increased variable costs and higher-than-

expected delivery and installation revenues to support 12% year-over-year growth in modular unit activations. The acceleration of modular activation growth over the prior quarters resulted in an earlier-than-expected inflection to year-over-year modular units-on-rent growth in the third quarter."

Jacobsen continued, "Incorporating year-to-date 2026 results and ongoing activation levels, we are raising our 2026 outlook for revenue to $2.340 billion and maintaining Adjusted EBITDA at $920 million. Relative to our prior guidance, our expectations for modular activations and delivery and installation revenues in the fourth quarter have increased meaningfully. With these increases and the continued growth in our order book, we expect unit work order production levels to remain elevated. This combination is strengthening our leasing revenue run-rate heading into 2027 while reducing the seasonal sequential margin expansion that would be typical in the fourth quarter."

Jacobsen concluded, "Our improving operating trajectory and disciplined capital allocation provide us with both the opportunity to invest in growth and a clear path to reduce leverage, which remains a priority. As we balance absolute debt reduction with investments in attractive opportunities to drive Adjusted EBITDA growth, we expect leverage to be approaching 3.0x as we exit 2027."

Third Quarter 2026 Results1

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share data)	2026	2025	2026	2025
Revenue	$601,338	$566,841	$1,762,117	$1,715,475
Net income	$51,575	$43,332	$126,671	$134,326
Adjusted Net Income	$53,161	$54,595	$143,719	$163,543
Adjusted EBITDA	$233,551	$243,307	$672,449	$721,005
Gross profit margin	50.7%	49.7%	50.9%	51.2%
Adjusted EBITDA Margin (%)	38.8%	42.9%	38.2%	42.0%
Net cash provided by operating activities	$197,974	$191,151	$551,296	$603,089
Adjusted Free Cash Flow	$78,425	$123,594	$249,067	$398,716
Diluted earnings per share	$0.28	$0.24	$0.70	$0.73
Adjusted Diluted Earnings Per Share	$0.29	$0.30	$0.79	$0.89
Weighted average diluted shares outstanding	181,766,601	182,772,186	181,684,500	183,831,571
Adjusted weighted average diluted shares outstanding	181,766,601	182,772,186	181,684,500	183,831,571
Net cash provided by operating activities margin	32.9%	33.7%	31.3%	35.2%
Adjusted Free Cash Flow Margin (%)	13.0%	21.8%	14.1%	23.2%
Return on Invested Capital	14.6%	14.3%	14.0%	14.4%

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Modular space leasing revenue(a)	$256,311	$250,754	$756,901	$747,993
Portable storage leasing revenue	74,183	79,756	221,650	236,354
VAPS and third-party leasing revenues(b)	104,378	100,217	304,899	296,587
Other leasing-related revenue(c)	16,829	3,497	43,457	30,596
Leasing revenue	451,701	434,224	1,326,907	1,311,530
Delivery and installation revenue	120,866	98,517	356,232	295,630
Total leasing and services revenue	572,567	532,741	1,683,139	1,607,160
New unit sales revenue	14,377	18,370	37,958	62,427
Rental unit sales revenue	14,394	15,730	41,020	45,888
Total revenues	$601,338	$566,841	$1,762,117	$1,715,475
(a) Includes revenue from clearspan structures.
(b) Includes $12.3 million and $9.6 million of service revenue for the three months ended September 30, 2026 and 2025, respectively, and $35.1 million and $28.3 million for the nine months ended September 30, 2026 and 2025, respectively.
(c) Includes primarily damage billings, delinquent payment charges, and other processing fees associated with leasing arrangements, and is partially offset by write-offs of specific uncollectible lease receivables recorded as a reduction to revenue of $7.0 million and $24.5 million for the three months ended September 30, 2026 and 2025, respectively, and $30.3 million and $50.2 million for the nine months ended September 30, 2026 and 2025, respectively.

Capitalization and Liquidity Update1
As of and for the three months ended September 30, 2026, except where noted:
•Net cash provided by operating activities increased 4% year-over-year to $198 million, resulting in $78 million of Adjusted Free Cash Flow after Net CAPEX investments.
•Invested $123 million of Net CAPEX, supporting both maintenance capex needs and growth in higher value products to support strong ongoing large project demand.
•Total debt was $3,449 million and net debt was $3,434 million. We have no debt maturities until August 2028.
•Availability under our asset-based revolving credit facility ("ABL Facility") was approximately $1.6 billion.
•Weighted average pre-tax interest rate, inclusive of $1.25 billion of fixed-to-floating swaps of 1-month SOFR at 3.54%, was approximately 5.6%. Estimated annual cash interest expense based on our current debt structure and benchmark rates is approximately $196 million, or approximately $210 million inclusive of non-cash amortization of deferred financing fees. Our debt structure is approximately 90% / 10% fixed-to-floating after giving effect to the interest rate swaps.
•Net Debt to Adjusted EBITDA was at 3.7x based on our last 12 months Adjusted EBITDA of $922 million.
•Paid quarterly cash dividend of $0.07 per share on September 16, 2026 to shareholders of record as of September 2, 2026.

2026 Full Year Outlook1
The Company updated its full year 2026 outlook provided in August 2026. This outlook uses approximate figures and is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below.

$M	2026 Outlook
Revenue	$2,340
Adjusted EBITDA	$920
Net CAPEX	$400

____________________
1 - Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Weighted Average Diluted Shares Outstanding, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Net Debt, Net Debt to Adjusted EBITDA Ratio, Net CAPEX, and Return on Invested Capital are financial measures that are not required by, or calculated in accordance with, generally accepted accounting principles in the US ("GAAP"). Further information and reconciliations for these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP are included at the end of this press release. Information reconciling forward-looking Adjusted EBITDA and Net CAPEX to the most directly comparable GAAP financial measures is unavailable to the Company without unreasonable effort and, therefore, neither the most directly comparable GAAP financial measures nor reconciliations to the most directly comparable GAAP measures are provided.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Weighted Average Diluted Shares Outstanding, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Return on Invested Capital, Net CAPEX, Net Debt, and Net Debt to Adjusted EBITDA Ratio. These non-GAAP financial measures should not be considered in isolation from, or as an alternative to, financial measures calculated in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and, therefore, the Company's non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliations of the non-GAAP financial measures used in this press release (except as explained below), see “Reconciliation of Non-GAAP Financial Measures" included in this press release.
Information regarding the most directly comparable GAAP financial measures and reconciling forward-looking Adjusted EBITDA and Net CAPEX to those GAAP financial measures is unavailable to the Company without unreasonable effort. We cannot provide the most comparable GAAP financial measures nor reconciliations of forward-looking Adjusted EBITDA and Net CAPEX to the most directly comparable GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income, and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. Although we provide outlooks for Adjusted EBITDA and Net CAPEX that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA and Net CAPEX calculations. The Company provides Adjusted EBITDA and Net CAPEX guidance because we believe that Adjusted EBITDA and Net CAPEX, when viewed with our results under GAAP, provides useful information for the reasons noted below.

Conference Call Information
WillScot will host a conference call and webcast to discuss its third quarter 2026 results and the 2026 outlook at 5:30 p.m. Eastern Time on Thursday, November 5, 2026. To access the live call by phone, use the following link:

https://register-conf.media-server.com/register/BIfba1a70c78b8404fbffe1a209d7ea736

You will be provided with dial-in details after registering. To avoid delays, we recommend that participants dial into the conference call 15 minutes ahead of the scheduled start time. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website: www.investors.willscot.com. Choose "Events" and select the information pertaining to the WillScot Third Quarter 2026 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 12 months on the Company’s investor relations website.

About WillScot
WillScot (Nasdaq: WSC) is a leading provider of innovative turnkey space solutions in North America, helping customers keep projects moving and operations running. The Company partners with critical industries including construction, manufacturing, healthcare, government, energy and education to deliver the right solutions coupled with a high level of customer service. WillScot’s comprehensive portfolio of products – including modular complexes, dry and cold storage containers, blast-resistant buildings, clearspan industrial structures, fencing, and add-on furnishings and equipment – is customizable and flexible to support any project need. Headquartered in Scottsdale, Ariz., WillScot operates from a network of approximately 230 branch locations in the U.S., Canada, and Mexico.

Forward-Looking Statements
This press release contains forward-looking statements (including the guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook," "guidance," "see," "have confidence" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements include statements relating to our operating capabilities, differentiated offerings, project pipeline (including large scale projects) and future demand, order activation trends, leasing revenue trends and expectations regarding run-rate growth, revenue mix, margin trends and initiatives, Enterprise Account growth, and expectations regarding capital allocation and deleveraging. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in or implied by the forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, they are predictions and we can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, economic conditions and changes therein, including financial market conditions and levels of end market demand, which may result from changes in macroeconomic conditions, geopolitical events, or a shifting regulatory environment impacting large project approvals, among other things; our ability to effectively compete in the modular space and portable storage industries; our ability to effectively manage our credit risk, collect on our accounts receivable, or recover our rental equipment from customers; our ability to implement our Network Optimization Plan; laws and regulations governing antitrust, climate related disclosures, cybersecurity and information technology, privacy, government contracts, anti-corruption, and the environment; the actions of activist shareholders; our ability to successfully acquire and integrate new operations; risks associated with cybersecurity threats and failure of our management information systems; trade policies and changes in trade policies, including the imposition of or increases in tariffs, their enforcement, trade restrictions, and broader economic measures and their consequences; fluctuations in interest rates and commodity prices; risks associated with labor relations, labor costs and labor disruptions; changes in the competitive environment of our customers as a result of the economic climate in which they operate and/or economic or financial disruptions to their industry; our ability to adequately protect our intellectual property and other proprietary rights that are material to our business; natural disasters and other business disruptions such as pandemics; our ability to establish and maintain the appropriate physical presence in our markets; property, casualty or other losses not covered by our insurance; our ability to close our unit sales transactions; our ability to achieve our sustainability goals; operational, economic, political, and regulatory risks; effective management of our rental equipment; the effect of changes in state building codes on our ability to remarket our buildings; significant increases in the costs and restrictions on the availability of raw materials and labor; fluctuations in fuel costs or a reduction in fuel supplies; our reliance on third-party manufacturers and suppliers; impairment of our goodwill and intangible assets; our ability to use our net operating loss carryforwards and other tax attributes; our ability to recognize deferred tax assets, such as those related to tax loss carryforwards, and utilize future tax savings; unanticipated changes in tax obligations, adoption of new tax legislation, or exposure to additional income tax liabilities; our ability to access the capital and credit markets or the ability of key counterparties to perform their obligations to us; our ability to service our debt and operate our business; our ability to incur significant additional amounts of debt and avoid risks associated with substantial indebtedness; covenants that limit our operating and financial flexibility; and such other risks and uncertainties described in the periodic reports we file with the US Securities and Exchange Commission ("SEC") from time to time (including our Annual Report on Form 10-K for the year ended December 31, 2025), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date on which it is made, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It
Additional information can be found on the Company's website at www.willscot.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Charlie Wohlhuter	Juliana Welling
investors@willscot.com	media@willscot.com

WillScot Holdings Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2026	2025	2026	2025
Revenues:
Leasing and services revenue:
Leasing	$451,701	$434,224	$1,326,907	$1,311,530
Delivery and installation	120,866	98,517	356,232	295,630
Sales revenue:
New units	14,377	18,370	37,958	62,427
Rental units	14,394	15,730	41,020	45,888
Total revenues	601,338	566,841	1,762,117	1,715,475
Costs:
Costs of leasing and services:
Leasing	102,840	97,551	306,980	280,959
Delivery and installation	102,824	82,058	296,387	244,008
Costs of sales:
New units	8,313	13,806	23,580	42,556
Rental units	7,415	8,174	22,283	23,868
Depreciation of rental equipment	75,138	83,634	216,140	246,030
Gross profit	304,808	281,618	896,747	878,054
Other operating expenses:
Selling, general and administrative	154,481	137,767	468,747	439,551
Other depreciation and amortization	22,456	24,424	69,144	71,752
Restructuring costs	1,383	(68)	18,081	317
Other expense, net	242	689	372	1,294
Operating income	126,246	118,806	340,403	365,140
Interest expense, net	53,197	58,466	160,283	175,912
Loss on extinguishment of debt	1,777	—	1,777
Income before income tax	71,272	60,340	178,343	189,228
Income tax expense	19,697	17,008	51,672	54,902
Net income	$51,575	$43,332	$126,671	$134,326

Earnings per share:
Basic	$0.28	$0.24	$0.70	$0.74
Diluted	$0.28	$0.24	$0.70	$0.73
Weighted average shares outstanding:
Basic	181,315,006	182,003,961	181,109,766	182,711,448
Diluted	181,766,601	182,772,186	181,684,500	183,831,571

WillScot Holdings Corporation
Condensed Consolidated Balance Sheets

(in thousands, except share amounts)	September 30, 2026 (unaudited)	December 31, 2025
Assets
Cash and cash equivalents	$15,106	$14,587
Trade receivables, net of allowances for credit losses at September 30, 2026 and December 31, 2025 of $70,905 and $61,755, respectively	416,518	394,708
Inventories	50,969	45,560
Prepaid expenses	17,996	27,709
Other current assets	56,060	41,328
Assets held for sale	1,159	1,159
Total current assets	557,808	525,051
Rental equipment, net	3,184,873	3,093,321
Property, plant and equipment, net	401,452	390,220
Operating lease assets	290,723	310,662
Goodwill	1,256,617	1,257,612
Intangible assets, net	193,313	224,088
Other non-current assets	28,025	15,213
Total long-term assets	5,355,003	5,291,116
Total assets	$5,912,811	$5,816,167
Liabilities and equity
Accounts payable	$161,442	$109,864
Accrued expenses	155,371	125,896
Accrued employee benefits	39,647	36,176
Deferred revenue and customer deposits	256,121	237,322
Operating lease liabilities – current	69,967	70,752
Current portion of long-term debt	35,174	31,094
Total current liabilities	717,722	611,104
Long-term debt	3,414,111	3,557,074
Deferred tax liabilities	534,577	492,332
Operating lease liabilities – non-current	225,974	241,933
Other non-current liabilities	61,136	57,470
Long-term liabilities	4,235,798	4,348,809
Total liabilities	4,953,520	4,959,913
Preferred Stock: $0.0001 par, 1,000,000 shares authorized and zero shares issued and outstanding at September 30, 2026 and December 31, 2025	—	—
Common Stock: $0.0001 par, 500,000,000 shares authorized and 181,685,078 and 181,184,438 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	19	19
Additional paid-in-capital	1,702,566	1,725,642
Accumulated other comprehensive loss	(70,011)	(69,453)
Accumulated deficit	(673,283)	(799,954)
Total shareholders' equity	959,291	856,254
Total liabilities and shareholders' equity	$5,912,811	$5,816,167

Reconciliation of Non-GAAP Financial Measures
In addition to using GAAP financial measurements, we use certain non-GAAP financial measures to evaluate our operating results. Set forth below are definitions of the non-GAAP financial measures used in this press release, reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, and the reasons why we believe these measures provide useful information to investors. Each of these non-GAAP financial measures has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for analysis of, results reported under GAAP. Our measurements of these metrics may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA and Adjusted EBITDA Margin
We define EBITDA as net income plus net interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA ("Adjusted EBITDA") reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:
•Currency (gains) losses, net on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee relocation and training costs, and other costs required to realize cost or revenue synergies.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Non-cash charges for stock compensation plans.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, unrealized gains and losses on investments, costs to implement the Company's real estate exits prior to the approval of the Network Optimization Plan, and non-equity executive transition costs.
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.
We evaluate business performance utilizing Adjusted EBITDA and Adjusted EBITDA Margin as shown in the reconciliations below. We believe that evaluating performance excluding such items noted above is meaningful because it provides insight with respect to the intrinsic and ongoing operating results of the Company and captures the business performance, inclusive of indirect costs. We believe that Adjusted EBITDA and Adjusted EBITDA Margin (as defined above) are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to certain limitations, enable investors to compare the performance of the Company to its competitors; (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends; and (v) align with definitions in our ABL Facility.
The following table provides reconciliations of net income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net income	$51,575	$43,332	$126,671	$134,326
Income tax expense	19,697	17,008	51,672	54,902
Loss on extinguishment of debt	1,777	—	1,777	—
Interest expense, net	53,197	58,466	160,283	175,912
Depreciation and amortization	97,594	108,058	285,284	317,782
Currency losses, net	36	100	453	244
Restructuring costs, lease impairment expense and other related charges	1,360	(21)	18,115	886
Integration and transaction costs	51	1,149	130	2,921
Stock compensation expense	7,503	9,964	22,505	26,678
Other(a)	761	5,251	5,559	7,354
Adjusted EBITDA	$233,551	$243,307	$672,449	$721,005

(a) For the nine months ended September 30, 2026, other included $1.8 million in non-equity executive transition costs. For both the three and nine months ended September 30, 2025, other included $1.5 million in costs to implement the Company's real estate exit initiatives prior to approval of the Network Optimization Plan and $1.3 million in non-equity executive transition costs.

The following table provides comparisons of Adjusted EBITDA Margin to Gross Profit Margin:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Adjusted EBITDA (A)	$233,551	$243,307	$672,449	$721,005
Revenue (B)	$601,338	$566,841	$1,762,117	$1,715,475
Adjusted EBITDA Margin (A/B)	38.8%	42.9%	38.2%	42.0%
Gross profit (C)	$304,808	$281,618	$896,747	$878,054
Gross Profit Margin (C/B)	50.7%	49.7%	50.9%	51.2%

Net Debt and Net Debt to Adjusted EBITDA Ratio
Net Debt to Adjusted EBITDA Ratio is defined as Net Debt divided by Adjusted EBITDA from the last twelve months. We define Net Debt as total debt net of total cash and cash equivalents. Management believes that Net Debt to Adjusted EBITDA Ratio provides useful information to management and investors in evaluating our borrowing capacity and allocation strategies. The following table provides a reconciliation of Net Debt to Adjusted EBITDA Ratio:

(in thousands)	September 30, 2026
Long-term debt	$3,414,111
Current portion of long-term debt	35,174
Total debt	3,449,285
Cash and cash equivalents	15,106
Net Debt (A)	$3,434,179

Adjusted EBITDA from the three months ended December 31, 2025	$250,034
Adjusted EBITDA from the three months ended March 31, 2026	211,014
Adjusted EBITDA from the three months ended June 30, 2026	227,884
Adjusted EBITDA from the three months ended September 30, 2026	233,551
Adjusted EBITDA from the last twelve months (B)	$922,483
Net Debt to Adjusted EBITDA Ratio (A/B)	3.7
Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Weighted Average Diluted Shares Outstanding
We define Adjusted Net Income as net income, plus certain non-cash items and the effect of what we consider transactions not related to our core business operations, including:
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Depreciation expense related to real estate exits.
•Equity-based executive transition costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee relocation and training costs, and other costs required to realize cost or revenue synergies.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, unrealized gains and losses on investments, costs to implement the Company's real estate exits prior to the approval of the Network Optimization Plan, and non-equity executive transition costs.
We define Adjusted Diluted Earnings Per Share as Adjusted Net Income divided by Adjusted Weighted Average Diluted Shares Outstanding. The calculation of Adjusted Weighted Average Diluted Shares Outstanding includes shares related to stock awards that are dilutive for Adjusted Diluted Earnings Per Share. Management believes that Adjusted Net Income and Adjusted Diluted Earnings Per Share are important measures that allow investors to evaluate performance between periods on a more comparable basis and provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.
The following table provides reconciliations of Net income to Adjusted Net Income, Diluted earnings per share to Adjusted Diluted Earnings Per Share and weighted average diluted shares outstanding to Adjusted Weighted Average Diluted Shares Outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2026	2025	2026	2025
Net income	$51,575	$43,332	$126,671	$134,326
Restructuring costs, lease impairment expense and other related charges, net	1,360	(21)	18,115	886
Depreciation expense related to real estate exits	—	7,326	(171)	26,629
Equity-based executive transition costs	—	1,515	220	1,515
Integration and transaction costs	51	1,149	130	2,921
Other[1]	761	5,251	5,059	7,354
Estimated tax impact[2]	(586)	(3,957)	(6,305)	(10,088)
Adjusted Net Income	$53,161	$54,595	$143,719	$163,543

Diluted earnings per share	$0.28	$0.24	$0.70	$0.73
Restructuring costs, lease impairment expense and other related charges, net	0.01	—	0.10	—
Depreciation expense related to real estate exits	—	0.04	—	0.14
Equity-based executive transition costs	—	0.01	—	0.01
Integration and transaction costs	—	0.01	—	0.02
Other[1]	—	0.03	0.02	0.04
Estimated tax impact[2]	—	(0.03)	(0.03)	(0.05)
Adjusted Diluted Earnings Per Share	$0.29	$0.30	$0.79	$0.89

Weighted average diluted shares outstanding	181,766,601	182,772,186	181,684,500	183,831,571
Adjusted Weighted Average Diluted Shares Outstanding	181,766,601	182,772,186	181,684,500	183,831,571

(1) For the nine months ended September 30, 2026, other included $1.8 million in non-equity executive transition costs. For both the three and nine months ended September 30, 2025, other included $1.3 million in non-equity executive transition costs.
(2) We include estimated taxes at our current statutory tax rate of approximately 27% for the three and nine months ended September 30, 2026, and approximately 26% for the three and nine months ended September 30, 2025.

Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
We define Adjusted Free Cash Flow as net cash provided by operating activities; less purchases of rental equipment and property, plant and equipment and plus proceeds from sale of rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Commencing in 2026, Adjusted Free Cash Flow excludes cash paid to implement the Network Optimization Plan and real estate exits prior to the approval of the Network Optimization Plan, proceeds from the sale of rental equipment for the Network Optimization Plan and real estate exits prior to the approval of the Network Optimization Plan, and payments for executive transition costs. Prior period amounts have been recast to reflect the change in definition. Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow divided by Revenue. The Company believes that the presentation of Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin provide useful additional information concerning cash flow available to fund our capital allocation alternatives and allow investors to compare cash generation performance over various reporting periods and against peers. The following table provides reconciliations of net cash provided by operating activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net cash provided by operating activities (A)	$197,974	$191,151	$551,296	$603,089
Purchase of rental equipment and refurbishments	(133,919)	(81,018)	(357,893)	(238,839)
Proceeds from sale of rental equipment	15,114	15,713	48,547	46,045
Purchase of property, plant and equipment	(5,395)	(4,244)	(13,764)	(15,164)
Proceeds from the sale of property, plant and equipment	1,769	610	4,693	2,203
Cash paid to implement Network Optimization Plan	3,124	—	17,976	—
Proceeds from sale of rental equipment for Network Optimization Plan	(651)	—	(7,456)	—
Cash paid to implement real estate exits prior to approval of the Network Optimization Plan	—	1,465	919	1,465
Proceeds from sale of rental equipment for real estate exits prior to approval of the Network Optimization Plan	(25)	(83)	(327)	(83)
Cash paid for executive transition costs	434	—	5,076	—
Adjusted Free Cash Flow (C)	$78,425	$123,594	$249,067	$398,716

Revenue (B)	$601,338	$566,841	$1,762,117	$1,715,475
Net cash provided by operating activities margin (A/B)	32.9%	33.7%	31.3%	35.2%
Adjusted Free Cash Flow Margin (C/B)	13.0%	21.8%	14.1%	23.2%

Net CAPEX
We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment, less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment, which are all included in cash flows from investing activities. Commencing in 2026, Net CAPEX excludes proceeds from the sale of rental equipment for the Network Optimization Plan and for real estate exits prior to the approval of the Network Optimization Plan. Prior period amounts have been recast to reflect the change in definition. Management believes that the presentation of Net CAPEX provides useful information regarding the net capital invested in our rental fleet and property, plant and equipment each year to assist in analyzing the performance of our business.

The following table provides reconciliations of Net CAPEX:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Purchases of rental equipment and refurbishments	$(133,919)	$(81,018)	$(357,893)	$(238,839)
Proceeds from sale of rental equipment	15,114	15,713	48,547	46,045
Less: Proceeds from sale of rental equipment for Network Optimization Plan	(651)	—	(7,456)	—
Less: Proceeds from sale of rental equipment for real estate exits prior to approval of the Network Optimization Plan	(25)	(83)	(327)	(83)
Net CAPEX for Rental Equipment	(119,481)	(65,388)	(317,129)	(192,877)
Purchases of property, plant and equipment	(5,395)	(4,244)	(13,764)	(15,164)
Proceeds from sale of property, plant and equipment	1,769	610	4,693	2,203
Net CAPEX	$(123,107)	$(69,022)	$(326,200)	$(205,838)
Return on Invested Capital
Return on Invested Capital is defined as Adjusted earnings before interest and amortization divided by Average Invested Capital. Management believes that the presentation of Return on Invested Capital provides useful information regarding the long-term health and profitability of the business relative to the Company's cost of capital. We define Adjusted earnings before interest and amortization as Adjusted EBITDA (see reconciliation above) reduced by depreciation and estimated taxes. We include estimated taxes at our current statutory tax rate.
Average Invested Capital is calculated as an average of Net Assets, a four quarter average for annual metrics and two quarter average for quarterly metrics. Net assets is defined for purposes of the calculation below as total assets less goodwill, intangible assets, net, and all non-interest bearing liabilities.
The following table provides reconciliations of Return on Invested Capital, which has been adjusted to reflect depreciation related to real estate exits prior to initiating our Network Optimization Plan.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Total Assets	$5,912,811	$6,104,669	$5,912,811	$6,104,669
Goodwill	(1,256,617)	(1,257,006)	(1,256,617)	(1,257,006)
Intangible Assets, net	(193,313)	(235,261)	(193,313)	(235,261)
Total Liabilities	(4,953,520)	(5,044,599)	(4,953,520)	(5,044,599)
Long Term Debt	3,414,111	3,590,015	3,414,111	3,590,015
Net Assets, as defined above	$2,923,472	$3,157,818	$2,923,472	$3,157,818
Average Invested Capital (A)	$2,918,044	$3,180,606	$2,912,476	$3,194,360

Adjusted EBITDA	$233,551	$243,307	$672,449	$721,005
Depreciation	(87,722)	(96,525)	(254,509)	(283,181)
Depreciation related to real estate exits	—	7,326	(171)	26,629
Adjusted EBITA (B)	$145,829	$154,108	$417,769	$464,453

Statutory Tax Rate (C)	27%	26%	27%	26%
Estimated Tax (B*C)	$39,374	$40,068	$112,798	$119,210
Adjusted earnings before interest and amortization (D)	$106,455	$114,040	$304,972	$345,243
ROIC (D/A), annualized	14.6%	14.3%	14.0%	14.4%